Exhibit 99.1
Press Release

For Immediate Release

Francesca Reverberi Appointed to
Avery Dennison Board of Directors

MENTOR, Ohio—(BUSINESS WIRE)—February 27, 2023—Avery Dennison Corporation (NYSE: AVY) today announced that its board of directors has appointed Francesca Reverberi as a director, effective February 23, 2023.

Reverberi, 51, is chief sustainability officer and senior vice president, Sustainable Plastics, at Trinseo PLC, a specialty materials solutions provider and manufacturer in the United States, Europe and Asia Pacific with approximately $5 billion in 2022 revenues.

“We are delighted to welcome Francesca to our board,” said Patrick Siewert, lead independent director and chair of the governance committee of the board of directors, Avery Dennison. “Her experience in sustainable product management and growth complements our board’s existing credentials well.”

“Francesca brings a wealth of materials science and sustainability experience to the board,” added Mitch Butier, chairman of the board and CEO, Avery Dennison. “Her experience and commitment in these areas further enhance the board’s oversight of our strategies to create long-term value for all of our stakeholders.”

Before being named to her current role in 2021, Reverberi served as vice president, Engineered Materials and Synthetic Rubber. Prior to that, she was global business director at the company’s Performance Plastics, Basic Plastics and Synthetic Rubber businesses. Francesca joined Trinseo in 2010, after its carve-out from The Dow Chemical Company, where she was previously employed. As part of her more than two decades in materials industries, Reverberi also held positions at Politecnico di Milano and Agip Petroli S.P.A.

Reverberi holds bachelor’s and master’s degrees in petrochemical plant engineering from Politecnico, Milano, Italy, where she also earned an Italian Engineering certification with honors. She holds an MBA from SDA Bocconi University, Milano, Italy, and is a member of the Albo (National Council) of Italian engineers.

About Avery Dennison
Avery Dennison Corporation (NYSE: AVY) is a global materials science and digital identification solutions company that provides branding and information labeling solutions, including pressure-sensitive materials, radio-frequency identification (RFID) inlays and tags, and a variety of converted products and solutions. The company designs and manufactures a wide range of labeling and functional materials that enhance branded packaging, carry or display information that connects the physical and the digital, and improve customers’ product performance. The company serves an array of industries worldwide, including home and personal care, apparel, e-commerce, logistics, food and grocery, pharmaceuticals and automotive. The company employs approximately 36,000 employees in more than 50 countries. Reported sales in 2022 were $9.0 billion. Learn more at www.averydennison.com.

Contact
Media Relations
Holly Billik (440) 463-7292
holly.billik@averydennison.com

Investor Relations
John Eble (440) 534-6290
john.eble@averydennsion.com

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